Exhibit 99.1

A.   Introduction and Important Cautionary Information

The following assumptions (the “Assumptions”) for Sterling Financial Corporation and its consolidated subsidiaries (collectively, the “Company”) are based on estimates of operating results for the fiscal years ending December 31, 2010 to December 31, 2014 (the “Estimated Period”). The Assumptions were prepared by Sterling’s management and no assurance can be given or is given that the Assumptions will be realized. The Assumptions were not prepared in accordance with standards for estimates and assumptions promulgated by the American Institute of Certified Accountants or the Financial Accounting Standards Board, or with a view to compliance with published guidelines of the Securities and Exchange Commission regarding estimates or forecasts. The Assumptions do not purport to present financial conditions or results of operations in accordance with accounting principles generally accepted in the United States.

The Assumptions have not been audited, reviewed, or compiled by Sterling’s independent auditors. Although presented with numerical specificity, the Assumptions are based upon a variety of assumptions, some of which have not been achieved to date and may not be realized in the future, and are subject to significant business, litigation, economic, and competitive uncertainties and contingencies, many of which are beyond the control of Sterling. In addition, unanticipated events and circumstances may affect the actual financial results of Sterling in the future. Consequently, the Assumptions should not be regarded as a representation or warranty by Sterling, or any other person or entity, that the Assumptions will be realized.

THEREFORE, WHILE THE ASSUMPTIONS ARE PRESENTED FOR THE ESTIMATED PERIOD, ACTUAL RESULTS MAY VARY FROM THE ESTIMATED RESULTS AND SUCH VARIATIONS MAY BE MATERIAL. NO REPRESENTATION, GUARANTY, OR WARRANTY CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE ASSUMPTIONS OR THE ABILITY OF THE DEBTORS TO ACHIEVE THE ESTIMATED RESULTS.

The Assumptions contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Sterling can give no assurance that such expectations will prove to be correct. Sterling’s actual results of operations and future financial condition may differ materially from those expressed or implied in any such forward looking statements as a result of many factors, including factors that may be beyond Sterling’s control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Sterling’s filings with the Securities and Exchange Commission, including, but not limited to the most recent Annual Report on Form 10-K, as amended, and Quarterly Report on Form 10-Q under the sections titled “Risk Factors.”

B.   Key Assumptions

The following section contains an overview of key assumptions made in connection with providing the estimates.

1.  Capital Raise – The Assumptions assumed an aggregate capital raise of $725 million on terms consistent with each of the agreements dated May 25, 2010 between Sterling, Warburg Pincus and certain affiliates of THL.

2.  U.S. Treasury – The Assumptions assumed that the U.S. Department of Treasury (“Treasury”) would convert the preferred stock of Sterling that it holds for Common Stock on terms consistent with the Second Amended Exchange Agreement dated May 25, 2010 between Sterling Financial Corp and US Treasury.

3.  Interest Rates – The Assumptions assumed that the interest rates prevailing during the second quarter of 2010 would continue throughout the periods presented.

4.  Assumes FDIC assessment rates, in effect, during the second quarter of 2010 remain in effect throughout the periods presented.

5.  Assumes no mergers and acquisitions during the periods presented.

C. Information Provided to Investors

The following are estimates provided to investors who signed confidentiality agreements

1. As of June 30, 2010, classified loans would be reduced by an estimated $200-$300 million in the next 90 days.

2. As of June 30, 2010, construction loan balances were targeted at below $600 million by year-end.

3. In the 18 months following June 30, 2010, $490 million of brokered deposits would mature at a cost in excess of 3.4%.

4. Sterling provided potential investors who signed confidentiality agreements the following prospective actions and initiatives being undertaken during 2010 that potentially could result in changes in estimated earnings for the year ending 2011 (this information is included in the Assumptions):

•	An estimated 35% reduction in OREO related costs and expenses and in the reversal of interest income on non-accrual loans resulting in additional earnings of $48.5 million.
•
The integration of Golf Savings Bank into Sterling Savings Bank and the improved deposit mix from the continuing implementation of Sterling’s deposit strategy initiatives would result in $15 million of additional earnings.

•	An assumed elimination of Sterling’s current rebate program for homebuyers that purchase a Sterling financed builder home would result in $3.6 million in additional earnings.
•	An assumed headcount reduction of 100 people would result in additional earnings of $4 million.
•	An assumed 50% reduction in the assessment rate for FDIC Deposit Insurance Premium would result in additional earnings of $18.9 million.
•	Investment of an assumed $1.3 billion of excess cash would result in additional interest income of $32.2 million, assuming a yield of 2.75%.
•	An improvement in the core operational systems would result in savings of $350,000 per month beginning in the third quarter of 2011.
•	An assumed net increase in assets of $200 million, with an associated net margin of 3.0% would result in $6 million of additional earnings.

Selected Balance Sheet Data

	Year Ended December 31,
	2010	2011	2012	2013
Assets:
Securities	2,792,730	3,058,964	3,273,092	3,338,554
Performing Loans	5,816,774	6,104,704	6,755,356	7,363,338
Non-Performing Loans	600,370	378,920	133,729	33,729
Allowance	(270,178)	(208,728)	(113,537)	(123,537)
Net Loans	6,146,966	6,274,896	6,775,548	7,273,530
Total Assets	$9,918,392	$10,197,633	$11,026,084	$11,653,287

Liabilities & Shareholders’ Equity:
Total Deposits	6,952,316	7,305,022	7,979,353	8,390,755
Total Liabilities	$9,134,485	$9,404,743	$9,969,669	$10,240,189
Total Equity	$783,907	$792,890	$1,056,415	$1,413,098

Shares Outstanding (actual)	4,055,940,859	4,055,940,859	4,055,940,859	4,055,940,859

Capital Ratios
Book Value Per Share	$0.19	$0.20	$0.26	$0.35
Tangible Book Value Per Share	0.19	0.19	0.26	0.35
Tier 1 Leverage Ratio	9.95%	9.91%	11.92%	14.34%

Selected Income Statement Data

	2010	2011	2012	2013
Total Interest Income	460,112	472,069	550,044	610,702
Total Interest Expense	155,763	139,494	148,004	178,897

Net Interest Income	304,349	332,575	402,040	431,805

Provision for Loan Losses	315,952	160,000	50,000	35,000
Income Before Taxes	(241,183)	8,983	181,806	233,482

Income Taxes	0	0	(81,719)	(123,200)
Net Income	(241,183)	8,983	263,525	356,682
Earnings Per Share	$(0.06)	$0.00	$0.06	$0.08
Shares FD		4,409,879	4,409,879	4,409,879
Yield on Interest-Earning Assets (Annual)
Other Cash & Equivalents	0.25%	0.45%	0.55%	0.55%
Securities	3.92%	3.95%	4.25%	4.25%
Performing Loans	5.65%	5.97%	6.45%	6.65%
Non-Performing Loans	0.00%	0.00%	0.00%	0.00%
Interest-Earning Assets	4.40%	4.87%	5.41%	5.67%

Cost of Interest-Bearing Liabilities (Annual)
Non-Interest Bearing Deposits	0.00%	0.00%	0.00%	0.00%
Interest Bearing Deposits	1.33%	1.25%	1.35%	1.75%
FHLB Advances	2.33%	2.40%	2.55%	2.75%
Other Borrowings	3.80%	3.85%	3.75%	3.75%
Trust Preferred	2.96%	2.96%	2.96%	2.96%
Interest Expense	1.606%	1.528%	1.550%	1.795%